Exhibit 99.1

ILLINOIS SUPREME COURT DENIES SPRINT’S PETITION FOR LEAVE TO
APPEAL UPON RECONSIDERATION

Illinois Supreme Court also Extends Time for Sprint’s Compliance with the Order

SCHAUMBURG, Ill. – November 13, 2008 - iPCS, Inc. (NASDAQ: IPCS), a PCS Affiliate of Sprint Nextel (NYSE: S), today announced that on November 12, 2008, the Supreme Court of Illinois again refused to grant Sprint’s petition for leave to appeal a ruling by the Appellate Court of Illinois issued in March of 2008.  The Appellate Court ruling had unanimously upheld the 2006 ruling of the Circuit Court of Cook County of Illinois that held that following Sprint’s merger with Nextel, Sprint’s intent to operate the competing Nextel network in iPCS Wireless’s exclusive territory would violate the parties’ Management Agreement. The Supreme Court first denied Sprint’s petition for leave to appeal the Appellate Court’s ruling on September 24, 2008, requiring Sprint to cease owning, operating, and managing the Nextel wireless network in iPCS Wireless’s territory.  Sprint asked the Supreme Court to reconsider its denial, resulting in the Supreme Court again denying Sprint’s motion for leave to appeal the Appellate Court’s ruling.

In its ruling, the Illinois Supreme Court ordered that the original 180-day period within which Sprint was required to cease owning, operating, and managing the Nextel wireless network in iPCS Wireless’s territory be changed to 360 days.

“We are pleased that the Supreme Court has once again denied Sprint’s request to appeal the ruling of the Appellate Court, which affirmed the trial court’s decision. We have believed from the beginning, and continue to believe, that Sprint’s merger with Nextel and its operation of the Nextel wireless network in our territory violates our subsidiaries’ management agreements with Sprint,” commented Timothy Yager, president and chief executive officer of iPCS.  “We are disappointed that Sprint has been given an extra 180 days to comply with its obligations, particularly since the original order was entered in September of 2006. Nonetheless, we look forward to Sprint’s compliance with the trial court’s order and are encouraged that the Illinois courts continue to share our view of the protections afforded by our agreements with Sprint,” added Mr. Yager.

Sprint/Nextel Litigation Background

On July 15, 2005, the iPCS’s wholly owned subsidiary, iPCS Wireless, Inc., filed a complaint against Sprint and Sprint PCS in the Circuit Court of Cook County, Illinois. The complaint alleged, among other things, that Sprint’s conduct following the consummation of the merger between Sprint and Nextel, would breach Sprint’s exclusivity obligations to iPCS Wireless under its affiliation agreements with Sprint PCS. On August 14, 2006, the Circuit Court issued its decision and on September 20, 2006, the Circuit Court issued a final order effecting its decision. The final order provided that:

•                  Within 180 days of the date of the final order, Sprint and those acting in concert with it must cease owning, operating, and managing the Nextel wireless network in iPCS Wireless’s territory.  (The Supreme Court’s November 12, 2008 ruling extends that period to 360 days, as discussed above.)

•                  Sprint shall continue to comply with all terms and conditions of the Forbearance Agreement between the Company and Sprint setting forth certain limitations on Sprint’s operations following the merger with Nextel.

On September 28, 2006, Sprint appealed the Circuit Court’s ruling to the Appellate Court of Illinois, First Judicial District, and, at Sprint’s request, the effectiveness of the Circuit Court’s ruling was stayed by the Appellate Court pending the appeal. On March 31, 2008, the Appellate Court unanimously affirmed the 2006 Circuit Court decision.  On May 5, 2008, Sprint filed a petition for leave to appeal with the Supreme Court of Illinois.  Sprint’s petition for leave to appeal was denied on September 24, 2008.  Upon Sprint’s motion for reconsideration, the Court again denied Sprint’s petition for leave to appeal on November 13, 2008, while ordering the Circuit Court to modify it original judgment to permit Sprint 360 days to comply with the original order and to permit Sprint to seek a further extension of that period for good cause, considering the hardships any such extension would impose on iPCS Wireless.  On September 23, 2008, Sprint filed a petition with the Circuit Court seeking to vacate that court’s original judgment.  That matter is still before the Circuit Court.

Sprint - Clearwire Litigation Background

On May 7, 2008, Sprint Nextel announced it had agreed to enter into a transaction among itself, Clearwire Corporation and certain other parties (the “Sprint-Clearwire Transaction”).  The same day, Sprint Nextel filed a complaint for declaratory judgment against the Company and certain of its subsidiaries in the Court of Chancery of the State of Delaware.  In that lawsuit, Sprint Nextel seeks a declaration that the Sprint-Clearwire Transaction would not constitute a breach of the three separate Sprint affiliation agreements it has with certain of iPCS’s subsidiaries (the “iPCS Subsidiaries”).

On May 12, 2008, the iPCS Subsidiaries filed a lawsuit against Sprint Nextel Corporation and certain of its affiliates in the Circuit Court of Cook County, Illinois, seeking declaratory and injunctive relief with respect to the Sprint-Clearwire Transaction.  In that case, the iPCS Subsidiaries seek a declaration that the Sprint-Clearwire Transaction, if consummated, would constitute a breach of the Sprint affiliation agreements with the iPCS Subsidiaries, and also seek an injunction barring Sprint Nextel from consummating the Sprint-Clearwire Transaction, until the transaction is modified to comply with the affiliation agreements.  Trial on this matter is currently scheduled to commence in December 2008.  On November 3, 2008, the iPCS Subsidiaries filed an emergency motion for preliminary injunction in the Circuit Court of Cook County, Illinois seeking to prevent Sprint Nextel from entering into the proposed Sprint-Clearwire transaction until such time that the Circuit Court can rule on the merits of the underlying litigation brought by the iPCS Subsidiaries against Sprint Nextel.  A hearing on that motion is presently scheduled for November 17.

On July 14, 2008, the Court of Chancery of the State of Delaware issued an opinion granting the motion of the iPCS and its subsidiaries, dismissing two of the iPCS’s subsidiaries, Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC from the Delaware litigation, and denied the motion to dismiss iPCS and its subsidiary, iPCS Wireless, Inc.  On July 28, 2008, iPCS and iPCS Wireless, Inc. filed a motion to dismiss the remainder of the case pending before it or, in the alternative, to transfer the case to the Superior Court of the State of Delaware.   The Delaware Court denied the motion to dismiss and did not rule on the motion to transfer.  Pursuant to a motion filed by iPCS and iPCS Wireless, Inc. on October 8, 2008, the Delaware Court stayed all remaining Delaware litigation in favor of the lawsuit brought in Illinois by the iPCS Subsidiaries.

About iPCS, Inc.

iPCS, through is operating subsidiaries, is a Sprint PCS Affiliate of Sprint Nextel with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in 81 markets including markets in Illinois, Michigan, Pennsylvania, Indiana, Iowa, Ohio and Tennessee. The territory includes key markets such as Grand Rapids (MI), Fort Wayne (IN), Tri-Cities (TN), Scranton (PA), Saginaw-Bay City (MI) and Quad Cities (IA/IL). As of September 30, 2008, iPCS’s licensed territory had a total population of approximately 15.1 million residents, of which its wireless network covered approximately 12.4 million residents, and iPCS had approximately 674,400 subscribers. iPCS is headquartered in Schaumburg, Illinois. For more information, please visit iPCS’s website at www.ipcswirelessinc.com.

 “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Certain statements in this press release that are not historical facts are “forward-looking statements.” Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. The forward looking statements included in this press release could impact future events or our future financial condition or performance.  These forward-looking statements inherently involve certain risks and uncertainties, and are based on our current plans or assessments that are believed to be reasonable as of the date of this Press Release. Factors that may cause actual events to differ materially from those contemplated or anticipated in such forward-looking statements include, among others: appeals, proceedings or determinations by any judicial body with results or outcomes that differ from the rulings of the Courts referenced herein; or any other adverse results in outstanding litigation matters.  Investors and analysts should not place undue reliance on forward-looking statements. The forward-looking statements in this document speak only as of the date of the document and iPCS assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward looking statements.

CONTACTS

Judith Wilkinson / Jamie Moser

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449